EXHIBIT 21.1

            SUBSIDIARIES OF IGENE BIOTECHNOLOGY, INC.

      The  table  below  sets  forth all  subsidiaries  of  Igene
Biotechnology, Inc. and the state or other jurisdiction of incorporation or organization of each.

Subsidiary                          Jurisdiction of Organization
____________________________        ____________________________
Igene Chile Comercial, Ltda.        Chile